For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

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Meredith Esham

(703) 349-2577

mesham@widepoint.com

WidePoint Awarded Blanket Purchase Agreement by

U.S. Department of Health and Human Services

Award Estimated at up to $47.5 million Over Five Years

McLean, Virginia – May 27, 2014 – WidePoint Corporation (NYSE Mkt: WYY), a leading provider of secure, cloud-based, enterprise-wide Managed Mobility Services (MMS) featuring Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, announced today that WidePoint subsidiary iSYS LLC has received a Blanket Purchase Agreement (BPA) from the Department of Health and Human Services (DHHS) for Telecommunications Inventory and Expense Management Solutions (TIEMS). Annual purchases that would be issued under task orders on the BPA are estimated at $9.5 million, or $47.5 million over the 5-year period of performance.

This BPA is available for use by numerous Staff Divisions within the Office of the DHHS OCIO, and represents a significant opportunity to increase our presence within the DHHS. This BPA follows on the heels of the $600M dollar Department-wide contract awarded to WidePoint by the Department of Homeland Security (DHS).

“Under the DHHS TIEMS BPA, WidePoint will combine our professional expertise with a customized TIEMS system that together will help DHHS reduce expenses and optimize its telecommunications assets,” said Jin H. Kang, Chief Operations Officer of WidePoint Corporation. “We have a great deal of experience serving federal agencies, and we look forward to helping DHHS realize savings and increased efficiency.”

Steve L. Komar, CEO & Chairman of WidePoint Corporation, said, “We are pleased to add the Department of Health and Human Services to the ever-growing list of federal government agencies that rely on WidePoint for Telecom Lifecycle Management and Managed Mobility Services.” He added, “the DHHS Blanket Purchase Agreement provides another opportunity for WidePoint to continue to grow our federal customer base.”

About WidePoint

WidePoint (NYSE Mkt: WYY) is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts.

For more information, visit www.widepoint.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company’s periodic reports filed with the SEC. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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